                                                                   Exhibit 10.15


                                                         Contract No. 01PB-10758



                   REMARKETING ADDENDUM TO THE 1996 AGREEMENTS
                                 EXECUTED BY THE
                         BONNEVILLE POWER ADMINISTRATION
                                       AND
                        GOLDEN NORTHWEST ALUMINUM, INC.,
                        GOLDENDALE ALUMINUM COMPANY, AND
                           NORTHWEST ALUMINUM COMPANY


                                TABLE OF CONTENTS

- --------------------------------------------------------------------------------------------
SECTION                                                                                  PAGE
    1.     TERM .........................................................................  2
    2.     DEFINITIONS...................................................................  3
    3.     EXHIBITS......................................................................  4
    4.     REMARKETING DUE TO NEW AND PRIOR CURTAILMENTS.................................  4
    5.     REMARKETING UNDER THIS ADDENDUM...............................................  4
    6.     REVENUES FROM REMARKETING.....................................................  5
    7.     BENEFITS TO BPA FROM REMARKETING..............................................  6
    8.     QUALIFIED EXPENDITURES........................................................  7
    9.     CONSENT OF UNITED STEEL WORKERS OF AMERICA....................................  9
    10.    NOTICES.......................................................................  9
    11.    UNDERLYING PROVISIONS......................................................... 10
    12     FEDERAL POWER SERVICE AFTER SEPTEMBER 30, 2006................................ 10
    13.    SIGNATURES ................................................................... 10

           EXHIBIT A:  MONTHLY AMOUNTS AVAILABLE FOR REMARKETING

        This REMARKETING ADDENDUM is executed by the UNITED STATES OF AMERICA, Department of Energy, acting by and through the BONNEVILLE POWER ADMINISTRATION ("BPA"), GOLDEN NORTHWEST ALUMINUM, INC. ("Golden Northwest"), GOLDENDALE ALUMINUM COMPANY ("GAC"), and NORTHWEST ALUMINUM COMPANY ("NAC"). Golden Northwest and NAC are Corporations organized under the laws of the State of Oregon. GAC is a Corporation organized under the laws of the State of Delaware. GAC and NAC are collectively referred to as the "Companies."

                                    RECITALS

        GAC, a subsidiary of Golden Northwest, operates an aluminum smelter and related facilities (the "Goldendale Smelter") in Klickitat County, Washington. NAC, a subsidiary of Golden Northwest, operates an aluminum smelter and related facilities (the "Northwest Smelter") in Wasco County, Oregon.

        BPA supplies electric power to the Goldendale Smelter under Block Power Sales Agreement, Contract No. 95MS-94854, and to the Northwest Smelter under Block



                                                                         1 of 11

        Power Sales Agreement, Contract No. 95MS-94862 (the "1996 Agreements"). Effective on October 1, 2001, BPA will supply electric power to Golden Northwest for use at the Goldendale Smelter and/or the Northwest Smelter under a Block Power Sales Agreement, Contract No. 00PB-12197 (Subscription Agreement), between BPA and Golden Northwest. The amount of power available under the Subscription Agreement is not sufficient to meet all of the power needs of the smelters.

        The Companies have no right under the 1996 Agreements to sell Federal power. However, the 1996 Agreements provide, subject to certain limitations and restrictions, for BPA to remarket power not delivered to the Companies for use in smelter operations, with the dollar amount by which the proceeds of such remarketing exceed the contract price for the power payable to the Companies.

        The Companies desire that BPA remarket power made available by the Companies under their 1996 Agreements to BPA and use the Net Proceeds for electric power to enhance Golden Northwest's and the Companies' abilities to operate their smelters for the long-term through, among other things, the development of cost effective sources of power so as to maintain employment and economic vitality in the communities in which they operate.

        Due to the volatility in current power markets, the notice provisions and other restrictions and limitations in the 1996 Agreements reduce significantly the price that BPA can obtain for remarketed electric power. The mutual cooperation of the parties, as reflected in this Addendum, is appropriate to allow for an enhanced price for the remarketed power.

        BPA is willing to modify the remarketing notice requirements in the 1996 Agreements to enhance the value of the remarketed power to enhance Golden Northwest's and the Companies' abilities to maintain long-term operations, to avoid or to mitigate the adverse impacts on the Companies' employees and their local communities of changing operating levels due to volatile electric power markets, and to obtain the assured monetary benefits for BPA under this Addendum. Golden Northwest's separate agreement with the United Steel Workers of America on the use of Proceeds from Remarketing under this Addendum demonstrates that this Addendum satisfies this purpose of avoiding or mitigating such adverse impacts.

        The Parties desire to agree on the use of proceeds from Remarketing and to define the limited terms upon which the Companies may be entitled to the Net Proceeds from such Remarketing.

        THEREFORE, BPA, Golden Northwest, GAC, and NAC agree:

1.      TERM

        This Addendum takes effect on the date signed by the Parties (the "Effective Date"), and shall continue in effect until the earlier of the date on which all Net Proceeds have been paid by BPA to the Companies for the purposes specified herein, or 2400 hours on September 30, 2010.



                                                                         2 of 11

2.      DEFINITIONS

        Capitalized terms in this Addendum shall have the meanings defined below or in context, or, if not defined in this Addendum, the meanings defined in the 1996 Agreements.

        (a) "1996 Agreements" means the Block Power Sales Agreements, Contract Nos. 95MS-94854 and 95MS-94862, between BPA and GAC and between BPA and NAC, respectively.

        (b) "Addendum" means this Remarketing Addendum To The 1996 Agreements, Contract No. 01PB-10758.

        (c) "Affiliates" for Golden Northwest includes the Companies, and for BPA includes its Power Business Line.

        (d) "Net Proceeds" means the amount by which revenues from the Remarketing of Excess Firm Energy for the months of January through September 2001, exceed the revenues from the IP-96 rate applicable to such amounts of Excess Firm Energy, less the BPA benefits for such months from Remarketing as specified in sections 7(b) and 7(c) below, plus the interest cost that BPA avoids as a result of such Net Proceeds, as calculated in section 6 of this Addendum.

               (1) "Goldendale Net Proceeds" means Net Proceeds from the Remarketing of Excess Firm Energy available under Contract No. 95MS-94854.

               (2) "Northwest Net Proceeds" means Net Proceeds from the Remarketing of Excess Firm Energy available under Contract No. 95MS-94862.

        (e) "New Curtailments" means monthly amounts of Plant Load at the Goldendale Smelter and the Northwest Smelter that are available for Remarketing under this Addendum. Such amounts are as specified in Exhibit A.

        (f)    "Party" or "Parties" means BPA, Golden Northwest, GAC, and/or
               NAC.

        (g)    "Prior Curtailments" means curtailments other than New
               Curtailments.

        (h)    "Qualified Expenditures" means those expenditures identified in section 8 of this Addendum, the incurrence of which entitles either Company or its designee to the payment of Net Proceeds. For purposes of this definition, the word incurrence is deemed to be the earlier of payment by the Company or when recorded as an obligation on the Company's financial statements under generally accepted accounting principles.

        (i) "Remarketing" or "Remarket" means the retention by BPA of Excess Firm Energy and sales of Excess Firm Energy under this Addendum and any agreement entered into pursuant to this Addendum.



                                                                         3 of 11

        (j) "Remarketing Transaction" means the specific amounts and durations of Excess Firm Energy that a Company has requested BPA to Remarket under this Addendum and the terms and conditions of each such sale.

3.      EXHIBITS

        Exhibit A (Monthly Amounts Available for Remarketing) is attached hereto and made a part of this Addendum.

4.      REMARKETING DUE TO NEW AND PRIOR CURTAILMENTS

        Beginning on the Effective Date, BPA and the Companies will not enter into new remarketing transactions, agreements or sales, pursuant to sections 18 of their 1996 Agreements with BPA, of any Excess Firm Energy made available due to New Curtailments. All such remarketing sales of Excess Firm Energy made available due to New Curtailments, and agreements or transactions with respect to New Curtailments shall be subject to the terms of this Addendum. All remarketing transactions, agreements or sales of Excess Firm Energy made available due to Prior Curtailments shall continue to be subject to the terms of the 1996 Agreements and any other existing agreements regarding such prior transaction. Remarketing with respect to Prior Curtailments shall not be subject to this Addendum whether or not deliveries of Excess Firm Energy and/or payment for such Excess Firm Energy from Prior Curtailments occurs on or after the Effective Date.

5.      REMARKETING UNDER THIS ADDENDUM

        (a)    AMOUNTS AVAILABLE FOR REMARKETING

               The monthly amounts available for Remarketing under this Addendum are as specified in Exhibit A. A Company may request that BPA Remarket the Excess Firm Energy to one or more Qualified Purchasers identified by the Company. The Company shall notify BPA of the amount and minimum duration of Excess Firm Energy to be Remarketed and identify each Qualified Purchaser that has agreed to purchase some or all of the Excess Firm Energy under specified terms and conditions for agreed-upon amounts and durations. With reasonable advance notice, within one (1) hour of BPA receiving the Company's request, BPA shall either: (i) agree to enter into the Remarketing Transaction as requested by the Company; or (ii) notify the Company of its election to substitute purchasers as provided in section 5(b).

        (b)    RIGHTS TO STEP IN FRONT OF A REMARKETING TRANSACTION

               BPA may elect to substitute itself or another Qualified Purchaser with public preference for the Qualified Purchaser(s) identified by the Company as the purchaser under the Remarketing Transaction(s). BPA may elect to make such substitution only if BPA or the Qualified Purchaser(s) with public preference agrees at that time in writing with the Company to perform all of the obligations of the purchaser under the Remarketing Transaction(s) according to its terms.



                                                                         4 of 11

        (c)    DISPOSITION OF REMARKETING REVENUES

               If the amount of Net Proceeds is greater than zero in any month, then BPA shall retain such Net Proceeds, subject to the terms of this Addendum. If the amount of Net Proceeds is less than zero in any month, then the Company at whose request BPA entered into the Remarketing Transaction shall pay to BPA the deficit no later than the time that payment of the Company's power bill from BPA is due.

        (d)    TREATMENT OF TAKE-OR-PAY OBLIGATION UNDER THE 1996 AGREEMENTS

               During the months of January through September 2001, the Companies will not be billed for their Take-or-Pay Obligations under the 1996 Agreements, because such Take-or-Pay Obligations have been accounted for in the definition of "Net Proceeds", section 2(d). For the month of December 2000, the Companies shall be relieved of their Take-or-Pay Obligations for amounts not scheduled to the Companies.

6.      NET PROCEEDS FROM REMARKETING

        (a)    NET PROCEEDS FOR GAC AND NAC ACCOUNTED FOR SEPARATELY

               Net Proceeds attributable to GAC shall be accounted for separately from Net Proceeds attributable to NAC. In order to encourage the Companies to make Qualified Expenditures, BPA will add to the Goldendale Net Proceeds and Northwest Net Proceeds the interest cost that BPA avoids due to availability of such Proceeds as calculated pursuant to section 6(b) below. Net Proceeds shall be deemed received by BPA on the date that BPA actually receives good funds from a Qualified Purchaser under Remarketing Transaction, or, if BPA has elected to substitute itself as purchaser under a Remarketing Transaction, on the twentieth (20th) day of the month following the month during which such Excess Firm Energy would have been delivered to the Company if such Excess Firm Energy were not subject to a Remarketing Transaction.

        (b)    CALCULATION OF INTEREST RATE

               The balance of Net Proceeds not paid out by BPA shall be credited with interest each month of the BPA Fiscal Year (FY). Such interest shall be calculated as one-twelfth (1/12) of the annual fixed rate. Such annual fixed rate is equal to the Benchmark 10-year U.S. Treasury rate (as reported in the Wall Street Journal) on October 1, or the first following business day of each such FY.

        (c)    BPA PAYMENTS OF NET PROCEEDS TO GAC

               BPA shall owe and pay Goldendale Net Proceeds to or at the direction of GAC only to the extent and in the dollar amount that GAC or its designee has made or incurred the obligation to make Qualified Expenditures identified in this Addendum. BPA shall pay to GAC or its designee from Goldendale Net Proceeds held by BPA an amount equal to such Qualified Expenditures within twenty (20) days after GAC requests Net Proceeds from BPA and provides to BPA documentation to show that GAC or its designee has incurred Qualified



                                                                         5 of 11

               Expenditures. If the amount of Qualified Expenditures exceeds the Goldendale Net Proceeds, then BPA shall pay only the amount of Goldendale Net Proceeds held by BPA on the date payment of such Net Proceeds is due. BPA shall pay additional Goldendale Net Proceeds in respect of such Qualified Expenditure if and only to the extent that BPA subsequently receives additional Goldendale Net Proceeds. BPA shall, in no event, owe or pay to GAC or its designee under this Addendum any amounts in excess of the Goldendale Net Proceeds actually received by BPA plus BPA's avoided interest cost added to such Net Proceeds. BPA shall in no event owe or pay to GAC or its designee under this Addendum any amounts in excess of Qualified Expenditures incurred by GAC or its designee.

        (d)    BPA PAYMENTS OF NET PROCEEDS TO NAC

               BPA shall owe and pay Northwest Net Proceeds to or at the direction of NAC only to the extent and in the dollar amount that NAC or its designee has made or incurred the obligation to make Qualified Expenditures identified in this Addendum. BPA shall pay to NAC or its designee from Northwest Net Proceeds held by BPA an amount equal to such Qualified Expenditures within twenty (20) days after NAC requests Northwest Net Proceeds from BPA and provides to BPA documentation to show that NAC or its designee has incurred Qualified Expenditures. If the amount of Qualified Expenditures exceeds the Northwest Net Proceeds, then BPA shall pay only the amount of Northwest Net Proceeds held by BPA on the date payment of the Proceeds is due. BPA shall pay additional Northwest Net Proceeds in respect of such Qualified Expenditure if and only to the extent that BPA subsequently receives additional Northwest Net Proceeds. BPA shall, in no event, owe or pay to NAC or its designee under this Addendum any amounts in excess of the Northwest Net Proceeds actually received by BPA plus BPA's avoided interest cost added to such Northwest Net Proceeds. BPA shall in no event owe or pay to NAC or its designee under this Addendum any amounts in excess of Qualified Expenditures incurred by NAC or its designee.

        (e)    END OF BPA PAYMENT OBLIGATIONS

               BPA shall have no obligation to pay to any Party to this Addendum or to any other person Net Proceeds as a result of Qualified Expenditures or any other expenditures made after the date of termination of this Addendum, and the Net Proceeds accounts shall be extinguished on that date. BPA will retain any amounts remaining in such accounts on the date of termination.

7.      ASSURED MONETARY BENEFITS TO BPA FROM REMARKETING

        The assured monetary benefits from Remarketing Transactions to be retained by BPA are described as follows:

        (a)    BPA ASSURED MONETARY BENEFITS FOR REMARKETING DECEMBER 2000
               ENERGY

               For the balance of December 2000 the Companies will curtail Plant Load to a level at which BPA is providing a total of 25 megawatthours (MWh) per hour



                                                                         6 of 11
               during all hours to GAC under Contract No. 95MS-94854. Such curtailment will produce 34,000 MWh of flat energy that is retained by BPA and not subject to Remarketing under this Agreement. If such curtailment during December 2000, is less than 34,000 MWh, then the Companies agree to delay the restart of operations beginning October 1, 2001, until the 34,000 MWh amount has been achieved.

        (b)    BPA ASSURED MONETARY BENEFITS FOR REMARKETING JANUARY
               2001 ENERGY

               For each Remarketing Transaction of Excess Firm Energy made available during January 2001, the assured monetary benefits from Remarketing that will be excluded from Net Proceeds shall be the amount calculated by multiplying the lesser of the following by the gross revenues from each such Remarketing Transaction:



                     (Price per MWh divided by $520) x 0.125

                                       or

                                      0.50

        (c) BPA ASSURED MONETARY BENEFITS FOR REMARKETING FEBRUARY THOROUGH SEPTEMBER 2001 ENERGY

               BPA shall exclude from Net Proceeds $85,300,000 of the gross revenues for Remarketing Excess Firm Energy made available during the months of February through September 2001.

8.      QUALIFIED EXPENDITURES

        Qualified Expenditures under this Addendum shall be limited to expenditures incurred for one of three purposes identified in sections 8(a), (b), and (c), which are:

        (a) Expenditures or costs related to curtailing production at the Goldendale Smelter or the Northwest Smelter, including:

               (1) Compensation, benefits and other expenditures related to employee layoffs, maintaining additional employees not required for operations at the reduced level and/or job reassignments as a result of reduced smelter operating levels. By separate agreement, Golden Northwest has agreed with the United Steel Workers of America to maintain minimum employment levels and/or Special Supplemental Payments to its employees. BPA, Golden Northwest, and the Companies intend that all expenditures pursuant to that agreement are Qualified Expenditures.

               (2) The cost of cancellation penalties or other costs of reducing obligations for alumina or other materials, costs associated with covering product delivery obligations that cannot be met from the Companies' operating



                                                                         7 of 11
                      capacity during the curtailment and other costs directly associated with the shutdown.

               (3) Expenditures on fixed operating and other fixed costs directly related to operations within the Pacific Northwest that cannot be reduced as operating levels are reduced and on debt service, whether or not paid during a curtailment, (including scheduled repayments of principal and interest and redemption or retirement of debt).

        (b) Expenditures or costs incurred pursuant to plans subject to the approval of the United Steel Workers of America, which approval shall not be unreasonably withheld, delayed, or conditioned, to secure a future power supply and enhance operations of the facilities of Golden Northwest or the Companies, including:

               (1) Expenditures incurred for the planning, licensing, siting, acquisition and/or construction of conventional or renewable resources to provide power for future Company operations and expenditures to purchase or otherwise obtain power from any seller after October 1, 2001, that is in addition to the power made available by BPA to Golden Northwest under the Subscription Agreement. The parties understand and agree that the expenditures under this section 8(b)(1) will be not less than the lesser of the dollar amount of:

                                  $100 million

                                       or

        $62 million + [({$96 million x JanPrice / $520} -- JanBenefits) x 0.45];

                      where "JanPrice" is equal to the weighted (by MWh) average price obtained for Remarketed Excess Firm Energy made available in January 2001, and "JanBenefits" is equal to the assured monetary benefits excluded from Net Proceeds pursuant to Section 7(b) of this Addendum.

               (2) Expenditures to upgrade the facilities of Golden Northwest or the Companies to achieve energy conservation, operating efficiencies, environmental benefits, or to preserve jobs at the facilities.

        (c) Payment of tax liabilities (including any interest and penalties) created by this Addendum, including:

               (1) An allowance for income taxes in an amount equal to any income tax liability of Golden Northwest, GAC, or NAC that results from the payment of Net Proceeds by BPA to GAC or NAC in respect of a Qualified Expenditure that is not fully deductible for tax purposes in the year incurred.



                                                                         8 of 11

               (2) Any other obligation to pay taxes as a result of this Addendum or a Remarketing Transaction entered into under this Addendum.

        (d) Upon request by BPA, the Companies shall provide BPA a non-binding estimate of amounts to be spent under sections 8(a), 8(b), and 8(c) above, and the timing of when such expenditures will occur.

        (e) Notwithstanding the disbursement by BPA of Goldendale Net Proceeds or Northwest Net Proceeds under this section 8, BPA will have the right, subject to reasonable notice, to conduct limited audits of GAC and NAC for the sole purpose of confirming that obligations were actually made or incurred for Qualified Expenditures. GAC and NAC agree to make available to BPA at GAC and/or NAC offices any and all documentation necessary to conduct such an audit. Any disbursements found by such an audit not to have been supported by Qualified Expenditures shall be disallowed and GAC and/or NAC shall, within 30 days of such finding, pay BPA an amount equal to such disallowed disbursements. Such funds shall be used to restore the Net Proceeds account(s).

9.      CONSENT OF UNITED STEEL WORKERS OF AMERICA

        No amendment to section 8 of this Addendum shall become effective without the prior written consent of the United Steel Workers of America.

10.     NOTICES

        Any notice required under this Addendum shall be in writing and shall be delivered: (a) in person; (b) by a nationally recognized delivery service; or (c) by United States Certified Mail. Notices are effective when received. Any Party may change its address for notices by giving notice of such change consistent with this section.

        If to Golden Northwest, GAC, or NAC:    If to BPA:

        Golden Northwest Aluminum, Inc.         Bonneville Power Administration
        8000 NE. Parkway Drive, Suite 300       P.O. Box 3621
        Vancouver, WA  98662-6744               905 NE. 11th Avenue
        Attn: Gerald F. Miller                  Portland, OR 97208-3621
              VP, Energy and Government         Attn: Sydney D. Berwager -- PT-6
              Affairs                                 Account Executive
        Phone: 360-944-9755                     Phone: 503-230-5657
        FAX:   360-944-9930                     FAX:   503-230-3681
        E-Mail:  goldendaleal@earthlink.net     E-Mail: sdberwager@bpa.gov

11.     UNDERLYING PROVISIONS

        Unless otherwise specified in this Addendum, all administrative and operational provisions required to perform this Addendum shall be those contained in the Subscription Agreement, including applicable provisions, if any, related to delivery, scheduling, billing, payments, metering, access to facilities, dispute resolution, uncontrollable forces, continuity of services, and contract interpretation. Except as



                                    9 of 11
        expressly provided herein, the 1996 Agreements shall remain in full force and effect and shall be unmodified.

12.     FEDERAL POWER SERVICE AFTER SEPTEMBER 30, 2006

        Golden Northwest, GAC, and NAC, each agrees that it will not argue in any legal or political forum that it has a statutory right to, or should be allocated under current statutes, any direct service of Federal power after September 30, 2006.

13.     SIGNATURES

        The signatories represent that they are authorized to enter into this Addendum on behalf of the Party for whom they sign.

UNITED STATES OF AMERICA               GOLDEN NORTHWEST ALUMINUM, INC.
U.S. Department of Energy
Bonneville Power Administration

By /s/                                 By /s/ BRETT WILCOX
   ----------------------------          ---------------------------------------
   Account Executive

Name                                   Name   Brett Wilcox
     --------------------------            -------------------------------------
     (Print/Type)                          (Print/Type)

Date   12/29/00                        Date   12/29/00
    ---------------------------            -------------------------------------


GOLDENDALE ALUMINUM COMPANY            NORTHWEST ALUMINUM COMPANY

By /s/ BRETT WILCOX                    By /s/ BRETT WILCOX
   ----------------------------          ---------------------------------------

Name   Brett Wilcox                    Name   Brett Wilcox
     --------------------------            -------------------------------------
       (Print/Type)                           (Print/Type)

Date   12/29/00                        Date   12/29/00
    ---------------------------            -------------------------------------



                                                                        10 of 11

                                    EXHIBIT A

                    MONTHLY AMOUNTS AVAILABLE FOR REMARKETING


- -----------------------------------------------------------------------------------
                    DEMAND (MW)           HLH ENERGY (MWH)         LLH ENERGY (MWH)
- -----------------------------------------------------------------------------------
JANUARY                 259                     107,744                 84,952
- -----------------------------------------------------------------------------------
FEBRUARY                258                      99,072                 74,304
- -----------------------------------------------------------------------------------
MARCH                   225                      97,200                 70,200
- -----------------------------------------------------------------------------------
APRIL                   290                     116,000                 92,510
- -----------------------------------------------------------------------------------
MAY                     367                     152,672                 41,656
- -----------------------------------------------------------------------------------
JUNE                    367                     152,672                111,568
- -----------------------------------------------------------------------------------
JULY                    367                     152,672                120,376
- -----------------------------------------------------------------------------------
AUGUST                  367                     158,544                114,504
- -----------------------------------------------------------------------------------
SEPTEMBER               367                     146,800                117,440
- -----------------------------------------------------------------------------------



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